Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

April 2014 Performance Update

Equinox Frontier Funds Supplement Dated April 30, 2014 to Prospectus Dated April 30, 2014.

Equinox Frontier Funds Class 2

EQUINOX FRONTIER FUNDS’ GOAL : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

April performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 2	April 30, 2014	April 30, 2014	NAV / Unit
	MTD	YTD
Equinox Frontier Diversified Fund-2	-1.81%	-6.29%	$88.41
Equinox Frontier Long/Short Commodity Fund-2a	1.74%	-9.19%	$91.12
Equinox Frontier Masters Fund-2	0.12%	-4.41%	$95.08

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of April 30, 2014. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(1,020,553.69)
Unrealized trading gain (loss)	697,355.00
Less: Commissions	(53,457.99)
Less: Trading Fee paid to Managing Owner	(58,161.75)
Interest income	26,279.06

Total Income	(408,539.37)
EXPENSES
Broker service fees	6,134.26
Incentive fees	85,476.67
Management fees	52,707.75

Total Expenses	144,318.68

Net Income (Loss)	$(552,858.05)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	338,328.61563	$30,465,281.64	$90.05
Current month additions	240.74239	21,345.50
Current month redemptions	(5,085.36413)	(449,257.88)
Net income (loss) for current month		(552,858.05)	(1.64)

Net asset value, end of current month	333,483.99389	$29,484,511.21	$88.41

	Monthly rate of return		-1.81%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 2

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(31,571.71)
Unrealized trading gain (loss)	83,821.70
Less: Commissions	(3,011.78)
Less: Trading Fee paid to Managing Owner	(4,358.74)
Interest income	2,160.99

Total Income	47,040.46
EXPENSES
Broker service fees	459.70
Incentive fees	0.00
Management fees	7,815.63

Total Expenses	8,275.33

Net Income (Loss)	$38,765.13

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	24,818.10763	$2,222,795.94	$89.56
Current month additions	0.00000	0.00
Current month redemptions	(858.66494)	(78,399.87)
Net income (loss) for current month		38,765.13	1.56

Net asset value, end of current month	23,959.44269	$2,183,161.19	$91.12

	Monthly rate of return		1.74%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 2a

EQUINOX FRONTIER MASTERS FUND - Class 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(79,985.82)
Unrealized trading gain (loss)	145,325.17
Less: Commissions	(10,347.41)
Less: Trading Fee paid to Managing Owner	(17,745.57)
Interest income	8,979.64

Total Income	46,226.01
EXPENSES
Broker service fees	1,871.59
Incentive fees	6,888.66
Management fees	27,741.12

Total Expenses	36,501.37

Net Income (Loss)	$9,724.64

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	98,243.57735	$9,329,134.34	$94.96
Current month additions	0.00000	0.00
Current month redemptions	(1,801.46659)	(169,386.96)
Net income (loss) for current month		9,724.64	0.12

Net asset value, end of current month	96,442.11076	$9,169,472.02	$95.08

	Monthly rate of return		0.12%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 2

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(1,802,411.80)
Unrealized trading gain (loss)	1,231,871.35
Less: Commissions	(94,325.58)
Less: Trading Fee paid to Managing Owner	(102,530.14)
Interest income	46,338.90

Total Income	(721,057.27)
EXPENSES
Trading fees	0.00
Broker service fees	42,351.71
Incentive fees	150,667.29
Management fees	92,912.96

Total Expenses	285,931.96

Net Income (Loss)	$(1,006,989.23)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	623,316.60998	$54,054,618.18	$86.72
Current month additions	1,638.35532	135,388.64
Current month redemptions	(16,782.27938)	(1,404,662.61)
Net income (loss) for current month		(1,006,989.23)	(1.58)

Net asset value, end of current month	608,172.68592	$51,778,354.98	$85.14

	Monthly rate of return		-1.83%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(248,579.70)
Unrealized trading gain (loss)	663,762.78
Less: Commissions	(23,688.18)
Less: Trading Fee paid to Managing Owner	(22,593.64)
Interest income	16,993.95

Total Income	385,895.21
EXPENSES
Trading fees	0.00
Broker service fees	10,621.50
Incentive fees	0.00
Management fees	83,203.45

Total Expenses	93,824.95

Net Income (Loss)	$292,070.26

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	183,942.17495	$17,681,786.93	$96.13
Current month additions	551.69658	48,166.41
Current month redemptions	(8,333.59521)	(817,223.63)
Net income (loss) for current month		292,070.25	1.54

Net asset value, end of current month	176,160.27632	$17,204,799.96	$97.67

	Monthly rate of return		1.60%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(228,621.20)
Unrealized trading gain (loss)	397,496.42
Less: Commissions	(29,382.30)
Less: Trading Fee paid to Managing Owner	(49,776.60)
Interest income	25,209.90

Total Income	114,926.22
EXPENSES
Trading fees	0.00
Broker service fees	27,166.34
Incentive fees	19,075.82
Management fees	77,848.05

Total Expenses	124,090.21

Net Income (Loss)	$(9,163.99)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	300,011.99396	$26,947,401.56	$89.82
Current month additions	7,461.29784	643,268.29
Current month redemptions	(27,624.18849)	(2,394,624.76)
Net income (loss) for current month		(9,163.99)	0.18

Net asset value, end of current month	279,849.10331	$25,186,881.10	$90.00

	Monthly rate of return		0.20%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND